MASTER SECURITY AGREEMENT

To:     Laurus Master Fund, Ltd.
        c/o M&C Corporate Services Limited
        P.O.  Box 309 GT
        Ugland House
        South Church Street
        George Town
        Grand Cayman, Cayman Islands

Date:   July 14, 2005

To Whom It May Concern:

1.      Defined Terms:

        Any reference herein to "Collateral" shall, unless the context otherwise requires, be deemed a reference to "Collateral or any part thereof". The term "Proceeds", whenever used herein shall, by way of example, include trade-ins, equipment, money, bank accounts, notes, chattel paper, goods, contracts rights, accounts and any other personal property or obligation received when such Collateral or Proceeds are sold, exchanged, collected or otherwise disposed of or dealt with.

2. To secure the payment of all Obligations (as hereafter defined), The International Mount Company Ltd., an Ontario corporation and each other entity that is required to enter into this Master Security Agreement (each an "Assignor" and, collectively, the "Assignors") hereby assigns and grants to Laurus Master Fund, Ltd. ("Laurus") a continuing security interest in all of the following property now owned or at any time hereafter acquired by any Assignor, or in which any Assignor now have or at any time in the future may acquire any right, title or interest (the "Collateral"): all cash, cash equivalents, accounts, accounts receivable, deposit accounts, and Lockbox Deposit Accounts (as hereinafter defined), inventory, equipment, goods, documents of title, instruments (including, without limitation, promissory notes), contract rights, general intangibles (including, without limitation, payment intangibles and an absolute right to license on terms no less favorable than those current in effect among Assignors' affiliates), supporting obligations, chattel paper, investment property (including, without limitation, all equity interests owned by any Assignor), letter of credit rights, trademarks, trademark applications, tradestyles, patents, patent applications, copyrights, copyright applications and other intellectual property in which any Assignor now have or hereafter may acquire any right, title or interest, all Proceeds and products thereof (including, without limitation, proceeds of insurance) and all additions, accessions and substitutions thereto or therefore. In the event any Assignor wishes to finance an acquisition in the ordinary course of business of any hereafter acquired equipment and have obtained a commitment from a financing source to finance such equipment from an unrelated third party, Laurus agrees to release its security interest on such hereafter acquired equipment so financed by such third party financing source. Except as otherwise defined herein, all capitalized terms used herein shall have the meaning provided such terms in the Security and Purchase Agreement referred to below.

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


3. The term "Obligations" as used herein shall mean and include all debts, liabilities and obligations owing by each Assignor to Laurus arising under, out of, or in connection with: (i) that certain Security and Purchase Agreement dated as of the date hereof by and between On The Go Healthcare, Inc. (the "Company") and Laurus (the "Security and Purchase Agreement"), (ii) that certain Subsidiary Guaranty dated as of the date hereof executed by the Assignors in favour of Laurus (the "Guaranty") and (iii) the Ancillary Agreements referred to in the Security and Purchase Agreement (the Security and Purchase Agreement, the Guaranty and each Ancillary Agreement, as each may be amended, modified, restated or supplemented from time to time, are collectively referred to herein as the "Documents") and in connection with any documents, instruments or agreements relating to or executed in connection with the Documents or any documents, instruments or agreements referred to therein or otherwise, and in connection with any other indebtedness, obligations or liabilities of any Assignor to Laurus, whether now existing or hereafter arising, direct or indirect, liquidated or unliquidated, absolute or contingent, due or not due and whether under, pursuant to or evidenced by a note, agreement, guaranty, instrument or otherwise, in each case, irrespective of the genuineness, validity, regularity or enforceability of such Obligations, or of any instrument evidencing any of the Obligations or of any collateral therefor or of the existence or extent of such collateral, and irrespective of the allowability, allowance or disallowance of any or all of the Obligations, in any case commenced by or against any Assignor under Title 11, United States Code, the Bankruptcy and Insolvency Act (Canada) and the Companies' Creditors Arrangement Act (Canada), including, without limitation, obligations or indebtedness of the Company and each Assignor for post-petition interest, fees, costs and charges that would have accrued or been added to the Obligations but for the commencement of such case.

4. The Assignors acknowledge and agree that: (i) value has been given, or will be given upon the making of payment under the Security and Purchase Agreement by Laurus; (ii) the Assignors have rights in the Collateral; and (iii) the Assignors and Laurus have not agreed to postpone the time for attachment of the security interest granted hereunder which shall attach upon the execution of this Master Security Agreement and, in the case of Collateral acquired after the date hereof, when such Assignor has rights therein.

5. Each Assignor hereby jointly and severally represents, warrants and covenants to Laurus that:

        (a) it is a corporation validly existing, in good standing and organized under the respective laws of its jurisdiction of organization set forth on Schedule A, and each Assignor will provide Laurus thirty (30) days' prior written notice of any change in any of its respective jurisdiction of organization;

        (b) its legal name is as set forth in its respective Certificate of Incorporation or other organizational document (as applicable) as amended through the date hereof and as set forth on Schedule A, and it will provide Laurus thirty (30) days' prior written notice of any change in its legal name;

        (c) its organizational corporate identification number (if applicable) is as set forth on Schedule A hereto, and it will provide Laurus thirty (30) days' prior written notice of any change in any of its organizational identification number;

        (d) it is the lawful owner of its respective Collateral and it has the sole right to grant a security interest therein and will defend the Collateral against all claims and demands of all persons and entities;

        (e) it will keep its respective Collateral free and clear of all attachments, levies, taxes, liens, security interests and encumbrances of every kind and nature ("Encumbrances"), except
            (i) Encumbrances securing the Obligations (ii) to the extent said Encumbrance does not secure indebtedness in excess of US$50,000 and such Encumbrance is removed or otherwise released within ten (10) days of the creation thereof and (iii) Encumbrances set forth on Schedule B;

        (f) it will, at its and the other Assignors joint and several cost and expense keep the Collateral in good state of repair (ordinary wear and tear excepted) and will not waste or destroy the same or any part thereof other than ordinary course discarding of items no longer used or useful in its or such other Assignors' business;

        (g) it will not without Laurus' prior written consent, sell, exchange, lease or otherwise dispose of the Collateral, whether by sale, lease or otherwise, except in the ordinary course of business and for the disposition or transfer in the ordinary course of business during any fiscal year of obsolete and worn-out equipment or equipment no longer necessary for its ongoing needs, or equipment that is replaced by more economical or functional equipment having an aggregate fair market value of not more than US$75,000 and only to the extent that:

        (i) the Proceeds of any such disposition are used to acquire replacement Collateral which is subject to Laurus' first priority perfected security interest, or are used to repay Obligations or to pay general corporate expenses; and

        (ii)following the occurrence of an Event of Default which continues to exist the proceeds of which are remitted to Laurus to be held as cash collateral for the Obligations;

        (h) it will insure or cause the Collateral to be insured against loss or damage by fire, theft, burglary, pilferage, loss in transit and such other hazards as Laurus shall specify in amounts and under policies by insurers acceptable to Laurus. Laurus shall either be named as loss payee or additional insured as its interest may appear in all of the Assignors' policies of insurance. Each insurance policy shall include an endorsement whereby the insurers agree to give Laurus not less than thirty (30) days notice of the cancellation of the policy of insurance and permit Laurus to cure any default which may exist under the policy. All premiums on each Assignor's insurance policies shall be paid by such Assignor and the policies shall be delivered to Laurus. If any such Assignor fails to do so, Laurus may procure such insurance and the cost thereof shall be promptly reimbursed by the Assignors, jointly and severally, and shall constitute Obligations;

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


        (i) it will acting reasonable prior to an Event of Default, at all reasonable times allow Laurus or Laurus' representatives free access to and the right of inspection of the Collateral; and

        (j) such Assignor (jointly and severally with each other Assignor) hereby indemnifies and saves Laurus harmless from all loss, costs, damage, liability and/or expense, including reasonable legal fees, that Laurus may sustain or incur to enforce payment, performance or fulfillment of any of the Obligations and/or in the enforcement of this Master Security Agreement or in the prosecution or defense of any action or proceeding either against Laurus or any Assignor concerning any matter growing out of or in connection with this Master Security Agreement, and/or any of the Obligations and/or any of the Collateral except to the extent caused by Laurus' own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and nonappealable decision); and

        (k) Each Assignor will irrevocably direct all of its present and future Account Debtors and other Persons obligated to make payments constituting Collateral to make such payments directly to the lockboxes maintained by such Assignor (the "Canadian Lockboxes") with The Toronto-Dominion Bank or such other financial institution accepted by Laurus in writing as may be selected by such Assignor (the "Canadian Lockbox Bank") pursuant to the terms of the certain agreements among, inter alia one or more Assignors, Laurus and/or the Canadian Lockbox Bank dated as of July 14, 2005. On or prior to the Closing Date, each Assignor shall and shall cause the Canadian Lockbox Bank to enter into all such documentation acceptable to Laurus pursuant to which, among other things, the Canadian Lockbox Bank agrees to: (a) sweep the Canadian Lockbox as required to pay amounts due and payable on the Notes, as provided therein, and deposit all checks received therein to lockboxes maintained by such Assignor (the "US Lockboxes") with The Toronto-Dominion Bank or such other financial institution accepted by Laurus in writing as may be selected by such Assignor (the "US Lockbox Bank") pursuant to the terms of the certain agreements among, inter alia, one or more Assignor, Laurus and/or the US Lockbox Bank dated as of July 14, 2005, and (b) comply only with the instructions or other directions of Laurus concerning the Canadian Lockbox. On or prior to the Closing Date, each Assignor shall and shall cause the US Lockbox Bank to enter into all such documentation acceptable to Laurus pursuant to which, among other things, the US Lockbox Bank agrees to: (a) sweep the US Lockbox as required to pay amounts due and payable on the Notes, as provided therein, and deposit all checks received therein to an account designated by Laurus in writing and (b) comply only with the instructions or other directions of Laurus concerning the US Lockbox. All of each Assignor's invoices, account statements and other written or oral communications directing, instructing, demanding or requesting payment of any Account of any Assignor or any other amount constituting Collateral shall conspicuously direct that all payments be made to the Canadian Lockbox or such other address as Laurus may direct in writing. If, notwithstanding the instructions to Account Debtors, any Assignor receives any payments, such Assignor shall immediately remit such payments to Laurus in their original form with all necessary endorsements. Until so remitted, such Assignor shall hold all such payments in trust for and as the property of Laurus and shall not commingle such payments with any of its other funds or property.

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


6. The occurrence of any "Event of Default" under and as defined in the Security and Purchase Agreement which shall have occurred and be continuing beyond any applicable cure period, shall constitute an Event of Default under this Master Security Agreement:

7. Upon the occurrence of any Event of Default and at any time thereafter, Laurus may declare all Obligations immediately due and payable. To the extent applicable, both before and after the occurrence of an Event of Default, Laurus shall have all rights and remedies of a secured party under the PPSA, the Uniform Commercial Code (as in effect in the State of New York), this Agreement and other applicable law. Upon the occurrence of any Event of Default and at any time thereafter, Laurus will have the right to take possession of, collect, demand, sue on, enforce, recover and receive the Collateral and give valid and binding receipts and discharges therefore and in respect thereof. Laurus will also have the right to maintain possession of the Collateral on each Assignor's premises or to remove the Collateral or any part thereof to such other premises as Laurus may desire. Upon Laurus' request, after the occurrence of any Event of Default, each of the Assignors shall assemble or cause the Collateral to be assembled and make it available to Laurus at a place designated by Laurus. If any notification of intended disposition of any Collateral is required by law, such notification, if mailed, shall be deemed commercially reasonable if mailed at least ten (10) days before such disposition, postage prepaid, addressed to any Assignor either at such Assignor's address shown herein or at any address appearing on Laurus' records for such
        Assignor.   Any proceeds of any disposition of any of the Collateral
        shall be applied by Laurus to the payment of all expenses in connection with the sale of the Collateral, including operating any Assignor's accounts, preparing and enforcing this Agreement, taking and maintaining custody of, preserving, repairing, possessing, preparing for disposition and disposing of Collateral and in enforcing or collecting indebtedness and all such costs, charges and expenses, including reasonable legal fees, expenses and disbursements and any balance of such proceeds may be applied by Laurus toward the payment of the Obligations in such order of application as Laurus may elect, and each Assignor shall be liable for any deficiency.

8. Upon the occurrence of and during the continuance of any Event of Default, Laurus may appoint or reappoint by instrument in writing, any person or persons, whether an officer or officers or an employee or employees of Laurus or not, to be an interim receiver, receiver or receivers (hereinafter called a "Receiver", which term when used herein shall include a receiver and manager) of any Collateral of the Assignors (including any interest, income or profits therefrom) and may remove any Receiver so appointed and appoint another in his/her/its stead. Any such Receiver shall, so far as concerns responsibility for his/her/its acts, be deemed the agent of each Assignor and not Laurus, and Laurus shall not be in any way

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        responsible for any misconduct, negligence or non-feasance on the part of any such Receiver or his/her/its servants, agents or employees. Subject to the provisions of the instrument appointing him/her/it, any such Receiver shall have power to take possession of Collateral, to preserve Collateral or its value, to carry on or concur in carrying on all or any part of the business of each Assignor and to sell, lease, license or otherwise dispose of or concur in selling, leasing, licensing or otherwise disposing of Collateral. To facilitate the foregoing powers, any such Receiver may, to the exclusion of all others, including any Assignor, enter upon, use and occupy all premises owned or occupied by each Assignor wherein Collateral may be situate, maintain Collateral upon such premises, borrow money on a secured or unsecured basis and use Collateral directly in carrying on each Assignor's business or as security for loans or advances to enable the Receiver to carry on each Assignor's business or otherwise, as such Receiver shall, in its discretion, determine. Except as may be otherwise directed by Laurus, all money received from time to time by such Receiver in carrying out his/her/its appointment shall be received in trust for and be paid over to Laurus. Every such Receiver may, in the discretion of Laurus, be vested with all or any of the rights and powers of Laurus.

9. Upon and during the continuance of any Event of Default, Laurus may, either directly or through its agents or nominees, exercise any or all of the powers and rights given to a Receiver by virtue of Section 8.

10. Laurus shall use reasonable care with respect to the Collateral in its possession or under its control. Laurus shall not have any other duty as to any collateral in its possession or control or in the possession or control of any agent or nominee of Laurus, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

11. If any Assignor defaults in the performance or fulfillment of any of the terms, conditions, promises, covenants, provisions or warranties on such Assignor's part to be performed or fulfilled under or pursuant to this Master Security Agreement, Laurus may, at its option without waiving its right to enforce this Master Security Agreement according to its terms, immediately or at any time thereafter and without notice to any Assignor, perform or fulfill the same or cause the performance or fulfillment of the same for each Assignor's joint and several account and at each Assignor's joint and several cost and expense, and the cost and expense thereof (including reasonable legal fees) shall be added to the Obligations and shall be payable on demand with interest thereon at the highest rate permitted by law.

12. Each Assignor appoints Laurus, any of Laurus' officers, employees or any other person or entity whom Laurus may designate as such Assignor's attorney, with power to execute such documents on each of such Assignor's behalf and to supply any omitted information and correct patent errors in any documents executed by any Assignor or on any Assignor's behalf; to file financing statements against such Assignor covering the Collateral (and, in connection with the filing of any such financing statements or financing change statements, describe the Collateral as "all assets and all personal property, whether now owned and/or hereafter acquired" (or any substantially similar variation thereof)); to sign such Assignor's name on public records; and to do all other things Laurus deems necessary to carry out this Master Security Agreement. Each Assignor hereby ratifies and approves all acts of the attorney and neither Laurus nor the attorney will be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law other than gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). This power being coupled with an interest, is irrevocable so long as any Obligations remains unpaid.

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13.     No delay or failure on Laurus' part in exercising any right, privilege or option hereunder shall operate as a waiver of such or of any other right, privilege, remedy or option, and no waiver whatever shall be valid unless in writing, signed by Laurus and then only to the extent therein set forth, and no waiver by Laurus of any default shall operate as a waiver of any other default or of the same default on a future occasion. Laurus' books and records containing entries with respect to the Obligations shall be admissible in evidence in any action or proceeding, shall be binding upon each Assignor for the purpose of establishing the items therein set forth and shall constitute prima facie proof thereof. Laurus shall have the right to enforce any one or more of the remedies available to Laurus, successively, alternately or concurrently. However, Laurus shall not be liable or accountable for any failure to exercise its remedies, take possession of, collect, enforce, realize, sell, lease, license or otherwise dispose of Collateral or to institute any proceeding for such purposes. Each Assignor agrees to join with Laurus in executing financing statements or other instruments to the extent required by the Uniform Commercial Code or the PPSA in form satisfactory to Laurus and in executing such other documents or instruments as may be required or deemed necessary by Laurus for purposes of affecting or continuing Laurus' security interest in the Collateral.

14. This Master Security Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada, and cannot be terminated orally. All of the rights, remedies, options, privileges and elections given to Laurus hereunder shall inure to the benefit of Laurus' successors and assigns. The term "Laurus" as herein used shall include Laurus, any parent of Laurus', any of Laurus' subsidiaries and any co-subsidiaries of Laurus' parent, whether now existing or hereafter created or acquired, and all of the terms, conditions, promises, covenants, provisions and warranties of this Agreement shall inure to the benefit of each of the foregoing, and shall bind the representatives, successors and assigns of each Assignor. Laurus and each Assignor hereby (a) waive any and all right to trial by jury in litigation relating to this Agreement and the transactions contemplated hereby and each Assignor agrees not to assert any counterclaim in such litigation, (b) submit to the nonexclusive jurisdiction of any New York State court sitting in the borough of Manhattan, the city of New York and (c) waive any objection Laurus or each Assignor may have as to the bringing or maintaining of such action with any such court.

15. Each Assignor hereby acknowledges receipt of a copy of this Master Security Agreement.

16. This Master Security Agreement may be executed in any number of counterparts which shall, collectively and separately constitute one agreement. Any signature delivered by a party by facsimile transmission or by sending a scanned copy by electronic mail shall be deemed an original signature hereto.

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17.     It is understood and agreed that any person or entity that desires to become an Assignor hereunder, or is required to execute a counterpart of this Master Security Agreement after the date hereof pursuant to the requirements of any Document, shall become an Assignor hereunder by (x) executing a joinder agreement in form and substance satisfactory to Laurus, (y) delivering supplements to such exhibits and annexes to such Documents as Laurus shall reasonably request and (z) taking all actions as specified in this Agreement as would have been taken by such Assignor had it been an original party to this Agreement, in each case with all documents required above to be delivered to Laurus and with all documents and actions required above to be taken to the reasonable satisfaction of Laurus.

18. All notices from Laurus to any Assignor shall be sufficiently given if mailed or delivered to such Assignor's address set forth below.

19. If there is any inconsistency between the provisions hereof and the provisions of the Security and Purchase Agreement, the provisions of the Security and Purchase Agreement shall prevail.



                [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        Very truly yours,


                        THE INTERNATIONAL MOUNT COMPANY LTD.

                        By:/s/Stuart Turk
                        ------------------------
                        Name: Stuart Turk
                        Title:CEO
                        Address 85 Corstate Ave
                                Unit #1
                                Concord, Ontario
                                L4K 4Y2


        ACKNOWLEDGED:
                      	LAURUS MASTER FUND, LTD.

			By:/s/David Grin
			-------------------------
			Name:David Grin
			Title: Director

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



                                SCHEDULE A

-------------------------------------------------------------------------------
        ENTITY             JURISDICTION OF              ORGANIZATION
                           ORGANIZATION                 IDENTIFICATION
                                                        NUMBER
-------------------------------------------------------------------------------
The International Mount
Company Ltd.                    Ontario                      1040071
-------------------------------------------------------------------------------





                                SCHEDULE B
                               ENCUMBRANCES

-------------------------------------------------------------------------------
                                        Reference File No. &
                                        Registration Number     Collateral
Secured Party(ies)   Debtor (s)         (Registration Period)   Classification
-------------------------------------------------------------------------------

1. Ingram Micro      The International  605160036 -             Inventory,
                     Mount Company Ltd. 200405031958 6076 0679  Equipment,
                                        (5 years)               Accounts, Other
-------------------------------------------------------------------------------

2. The Toronto-      The International  876616839 -             Inventory,
   Dominion          Mount Company Ltd. 200109271757 1531 8131  equipment,
   Bank - Clarke                        (5 years)               Accounts, Other
   & Hilda           On The Go                                  Motor Vehicle
   12142 CAS 3472
 -------------------------------------------------------------------------------




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